Exhibit 99.1

Contact:	Media:	Investors:
	Tracy Furey	John Elicker
	609-252-3208	212-546-3775
	tracy.furey@bms.com	john.elicker@bms.com

	Bonnie Jacobs	Susan Walser
	609-252-4089	212-546-4631
	bonnie.jacobs@bms.com	susan.walser@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES

FIRST QUARTER SALES AND EARNINGS FOR 2004

•	Company reports fully diluted EPS of $.49 ($.41 on a non-GAAP basis, excluding specified items)
•	Net Sales increased 10% (including favorable foreign exchange of 5%) to $5.2 billion
•	R&D spending increased 23% to $583 million
•	Company reaffirms full year 2004 earnings per share guidance of $1.50 to $1.55 on a non-GAAP basis, adjusted to exclude specified items ($1.49 to $1.54 including such items)
•	The Company has entered into a worldwide co-development and co-promotion agreement for the dual PPAR agonist Muraglitazar, with Merck & Co., Inc.
•	Approvable letter received from the FDA for ABILIFY for acute mania in bipolar disorder

(NEW YORK, April 28, 2004) — Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $964 million on sales of $5.2 billion for the first quarter of 2004. Fully diluted earnings per share for the quarter were $.49. Excluding specified items described below, fully diluted earnings per share on a non-GAAP basis for the quarter were $.41, the same as the first quarter of  2003.

“We saw solid performance in the quarter across our businesses, franchises and geographies, with good growth in global sales of our key pharmaceuticals, including Plavix and Abilify, as well as our important Healthcare lines, such as Enfamil, Wound Therapeutics, Ostomy and Cardiolite,” said Peter R. Dolan, chairman and chief executive officer.  “Our three recently launched products continue to build strength, with total revenue for Abilify, a treatment for schizophrenia, reaching $115 million in the quarter, and its weekly new prescription share now at approximately 8%.  Sales of our protease inhibitor, Reyataz, reached $75 million in its third full quarter on the market, and ERBITUX — an anticancer therapy that was launched in late February — is also off to a promising start.

“We continue to execute against our strategy to build long-term strength and leadership for the company by boosting critical investments in our growth drivers and late-stage pipeline.  In the quarter, we significantly increased investments in research and development as we apply greater focus on our ten disease areas.  We also increased advertising and promotion support behind our new products.  In light of the Company’s performance, we reaffirm our full year earnings per share guidance of $1.50 to $1.55 on a fully diluted, non-GAAP basis, excluding specified items.”

FIRST QUARTER RESULTS

•

The Company reported that first quarter 2004 net sales increased 10% to $5.2 billion. This increase in net sales resulted from a 6% increase in volume, a 5% increase in foreign exchange, offset by a 1% decrease due to changes in selling prices. U.S. net sales increased 5% for the quarter. This increase for the quarter is the result of continued growth in prescription demand for key brands and new product introductions.  International net sales increased 18%, including a 14% favorable foreign exchange impact.

•

First quarter 2004 earnings before minority interest and income taxes increased 26% to $1,469 million from $1,163 million in 2003 principally due to a gain of $295 million on the sale of the Mead Johnson Adult Nutritional business.  In addition, the increase in 2004 was also due to higher sales, increase in net income of affiliates, partially offset by increases in cost of products sold due to a change in product mix and income from a litigation settlement in 2003. Net earnings increased 22% to $964 million in 2004 compared to $792 million in 2003. The effective income tax rate on earnings before minority interest and income taxes was 27.1% in first quarter 2004 compared to 27.2% in 2003.  The effective tax rate was affected by an increase in foreign tax credits and offset by the impact of the gain on sale of the Adult Nutritional business.  In 2004, basic earnings per share increased 22% to $.50 from $.41 in 2003, while diluted earnings per share increased 20% to $.49 from $.41 in 2003.  Basic and diluted average shares outstanding for the quarter were 1,939 million and 1,976 million, respectively, compared to 1,936 million and 1,940 million, respectively, in 2003.

•

The Company continued to invest in the growth of the business.  Support of new and in-line products grew. Marketing, selling, and administrative expenses increased 12% to $1,234 million, primarily due to support for in-line products and franchises, including additional sales representatives supporting ABILIFY.  Advertising and product promotion expenditures were consistent with 2003 at $316 million, with increased investment in new products offset by lower spending on in-line and non-exclusive products. Research and development expenses increased 23% to $583 million, reflecting the Company’s continuing investments in development projects, consistent with the Company’s stated new strategic focus on 10 specific disease areas.

•

In the first quarter of 2004 and 2003, the Company recorded income and expense items that affected the comparability of the results.  The specified items in 2004 include $295 million of pre-tax gain on the sale of the Mead Johnson Adult Nutritional business, partially offset by $16 million of accelerated depreciation for certain manufacturing facilities in North America expected to be closed by 2006, $13 million of pre-tax charges primarily related to the downsizing and streamlining of worldwide operations and a $5 million payment to Flamel Technologies as part of an in-license agreement related to Basulin. The specified items in 2003 include $14 million for asset impairment and accelerated depreciation for certain manufacturing facilities in North America, $12 million related to termination benefits for workforce reductions in the Pharmaceuticals segment due to the rationalization of worldwide operations, and mostly offset by $21 million of pre-tax income from the vitamins litigation settlement.

FIRST QUARTER BUSINESS SEGMENT NET SALES

Pharmaceuticals

•

Worldwide pharmaceutical sales increased 10% to $3.7 billion.  U.S. pharmaceutical sales increased 3% to $2.0 billion, while international pharmaceutical sales increased 19%, including a 15% favorable foreign exchange impact, to $1.7 billion.

•

Total revenue for ABILIFY®, which is primarily alliance revenue for the Company’s 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co. Ltd. (Otsuka), increased over 200% to $115 million from $37 million in 2003. The antipsychotic agent, indicated for schizophrenia, was introduced in the U.S. in November 2002 and has achieved a weekly new prescription share of the U.S. antipsychotic market of approximately 8%. The Company and Otsuka received an approvable letter for a Supplemental New Drug Application (sNDA) for ABILIFY® for the treatment of acute mania in patients with bipolar disorder.  An sNDA for bipolar maintenance was also submitted to the U.S. Food and Drug Administration (FDA) early this year.  Following a positive opinion of the Committee for Proprietary Medicinal Products (CPMP) in 2004, the Company is expecting initial approval for sale of ABILIFY® in Europe in the second quarter.

•	Introductory sales of ERBITUX®, used to treat refractory metastatic colorectal cancer, were $17 million since its approval by the FDA in February 2004.

•

Sales of PLAVIX®, a platelet aggregation inhibitor, increased 71%, including a 5% favorable foreign exchange impact, to $697 million from $408 million in 2003, primarily due to prescription growth and the effect of the declines in wholesaler inventories in the first quarter of 2003.  Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, increased 13%, including an 8% favorable foreign exchange impact, to $197 million from $175 million in 2003. AVAPRO®/AVALIDE®, and PLAVIX® are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

•

Worldwide sales of the PRAVACHOL® franchise (PRAVACHOL) increased 9%, including an 8% favorable foreign exchange impact, to $671 million from $613 million in 2003. PRAVACHOL sales in the U.S. were consistent with the prior year at $343 million.  The Company estimates quarter-end U.S. wholesaler inventory levels for PRAVACHOL at 5 week supply.

•

TAXOL® and PARAPLATIN®, the Company’s leading anti-cancer agents, recorded sales of $243 million and $228 million, respectively, compared to $209 million each in 2003.  International sales of TAXOL® increased 19%, including favorable foreign exchange of 17%, to $229 million from $192 million in 2003.  Generic competition in Europe was lower than expected and is anticipated to increase in the second quarter.  PARAPLATIN® sales increased 9% to $228 million.

•

Sales of SUSTIVA®, an anti-retroviral for the treatment of HIV/AIDS, were $139 million compared to $150 million in 2003, a decrease of 7%, primarily due to declines in wholesaler inventories in the first quarter of 2004.

•	Sales for REYATAZ™, a protease inhibitor for the treatment of HIV/AIDS launched in the United States in July 2003, were $75 million.

•

Sales of the GLUCOPHAGE® franchise decreased 35% to $161 million from $247 million in 2003.  GLUCOPHAGE® IR sales decreased 16% to $31 million from $37 million in 2003, GLUCOVANCE® sales decreased 6% to $102 million from $108 million in 2003, and GLUCOPHAGE® XR (Extended Release) tablets sales decreased 81% to $19 million from $101 million in 2003.

Oncology Therapeutics Network

•

Sales by Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products, increased 7% to $555 million from $520 million in 2003.  The lower growth rate compared to previous quarters was due to competitive pricing pressures.

Nutritionals

•

Worldwide Nutritional sales of $502 million increased by 10% from $458 million in 2003, including a 1% foreign exchange impact, from prior year levels, as international sales increased 11%, including a 2% foreign exchange impact, and U.S. sales increased 9%. Mead Johnson continues to be the leader in the U.S. infant formula market. Sales of ENFAMIL®, the Company’s largest-selling infant formula, increased 26% to $208 million from $165 million in 2003.

Other Healthcare

•

Worldwide sales for the Other Healthcare segment increased 12%, including a 6% favorable foreign exchange impact, to $433 million from $385 million in 2003.  ConvaTec sales increased 20%, including an 11% favorable foreign exchange impact, to $217 million from $181 million 2003. Medical Imaging sales increased 15% to $139 million from $121 million in 2003. Consumer Medicines sales decreased 7% to $77 million from $83 million 2003.

DEVELOPMENTS

•

Yesterday, the Company entered into a worldwide co-development and co-promotion agreement for the dual PPAR agonist Muraglitazar, with Merck & Co., Inc., as discussed in a separate release related to the transaction.

•

In February 2004, the FDA approved the Biologics License Application (BLA) for ERBITUX®, the anticancer agent that the Company is developing in partnership with ImClone Systems, Incorporated (ImClone).  In accordance with the agreement, the Company paid ImClone $250 million in March 2004 as a milestone payment, which was capitalized and will be amortized over the remaining term of the agreement.

• In April 2004, the FDA accepted for filing and review ImClone’s Chemistry, Manufacturing and Controls supplemental BLA for licensure of its BB36 manufacturing facility for ERBITUX®.

•

In April 2004, the Company and Pierre Fabre Médicament S.A., entered into an agreement to develop and commercialize Javlor® (vinflunine), a novel investigational anti-cancer agent.  Javlor is currently in Phase III clinical trials in Europe for the treatment of bladder and non-small cell lung cancer, and Phase II clinical trials in breast and ovarian cancer. Under the terms of the agreement, Bristol-Myers Squibb will receive an exclusive license to Javlor in the United States, Canada, Japan, Korea, and select Southeast Asian markets. Pierre Fabre Medicament will be responsible for the development and marketing of Javlor in all other countries, including Europe.  The agreement is subject to clearance under the Hart Scott Rodino Act.

Under the agreement, the Company will make and expense an upfront payment of $25 million, with the potential for an additional $185 million in milestone payments over time.

•

In April 2004, the Company announced the completion of the acquisition of Acordis Specialty Fibres, a British based company that licenses patent rights and supplies materials to ConvaTec for its Wound Therapeutics line.

•

In March 2004, the Company announced that its Medical Imaging business had entered into an agreement with Kereos, Inc. (Kereos) for the development and commercialization of novel molecular imaging agents.  The companies will codevelop molecular agents for cardiovascular diseases and cancer using Kereos’ core technology.

•

In February 2004, the Company’s Mead Johnson Nutritional business completed the sale of its Adult Nutritional business, trademarks, patents and intellectual property rights to Novartis for $385 million, including $20 million contingent on contractual requirements and a $22 million upfront payment for a supply agreement.  As a result of this transaction, the Company recorded a pre-tax gain of $295 million in the first quarter of 2004 and expects to record future adjustments to the gain upon the satisfaction of the contractual requirements and other post-closing matters.

Outlook

The Company reaffirms its prior estimate that its fully diluted earnings per share for 2004 are expected to be in the range of  $1.50 to 1.55 per share on an adjusted non-GAAP basis.  This estimate takes into account the Company’s current assessments of: the market position of PRAVACHOL; the status of PARAPLATIN exclusivity; delay in impact of loss of exclusivity of GLUCOVANCE in the United States and of TAXOL in Europe; and performance of in-line products including PLAVIX.  These estimates exclude certain types of items which are included in earnings per share under GAAP, as set forth under “Use of Non-GAAP Financial Information.”   Taking these items into account, the current estimate of fully-diluted earnings per share would be expected to be in the range of $1.49 to $1.54 per share.  This information does not include other items, which may occur during the year, such as charges relating to new transactions or arrangements resulting in write-off of in process research and development, restructurings and significant legal proceedings.

The Company expects to have both growth opportunities and exclusivity challenges over the next several years.  The opportunities include expected growth from in-line, recently launched and potential new products.  Such growth contributed significantly to results for the current quarter.  Expectations of continued sales growth are subject to the outcome of the previously disclosed Plavix patent litigation, competitive factors including those relating to PRAVACHOL discussed below, and risks of product development and regulatory approval.  Also, the Company expects changes in product mix to pressure Company margins because the products losing exclusivity carry higher margins than products expected to increase in sales.

In relation to exclusivity, the Company estimates reductions of net sales in the range of $1.2 to $1.3 billion from the 2003 levels for products, which have lost or will lose exclusivity protections in 2003 or 2004, specifically the metformin franchise (GLUCOPHAGE/GLUCOVANCE) in the United States, TAXOL® in Europe,  MONOPRIL in the United States and Canada, Pravastatin in certain countries in Europe, PARAPLATIN in the United  States and SERZONE in the United States.  GLUCOVANCE in

the United States and TAXOL® in Europe have not yet suffered some of the previously anticipated competition and subsequent sales declines following loss of exclusivity.

Some exclusivity losses for Paraplatin are now expected earlier in 2004 based on the recently disclosed patent litigation settlement and related distribution arrangement with a generic manufacturer, which is subject to the Federal Trade Commission (FTC) approval.  The settlement would provide that, in addition to the Company continuing to market Paraplatin, the generic manufacturer would enter the market before the anticipated expiration of exclusivity.  The estimates above assume receiving approval from the FDA of a six-month extension of exclusivity for Paraplatin to October 2004 based on pediatric studies, and approval from the FTC.  These approvals cannot be assured.

Substantial incremental exclusivity losses are expected in each of 2005 to 2007.  The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

PRAVACHOL, an HMG Co-A reductase inhibitor, was the Company’s largest product by net sales in 2003.  While the product is beginning to lose exclusivity in some markets, between now and its anticipated loss of U.S. exclusivity in 2006, its expected rate of decline in market share could be accelerated by the recently reported results of clinical studies.  Since release of the most recent of these studies in early March 2004, PRAVACHOL has experienced a modest decline in U.S. prescription market share.

The Company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations.  It is not possible at this time reasonably to assess the final outcome of these investigations or litigations.  Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Company is reasonably likely to be material to the Company’s results of operations and cash flows, and may be material to its financial condition and liquidity.

For additional discussion of legal matters including the Plavix patent litigation, see “Item 8. Financial

Statements and Supplementary Data—Note 22 Legal Proceedings and Contingencies” in the Company’s Form 10-K Annual Report for 2003.

*These items include gain on the disposition of the Mead Johnson Adult Nutritional business, reduced by charges for announced milestone payments for in-process research and development in connection with external development activities, for in-process research and development in the Acordis acquisition, and for anticipated restructurings and relocations.   Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items.  Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the Company’s baseline performance before items that are considered by the Company to be not reflective of the Company’s operational results.   In addition, this information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

# # #

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy.  These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.   Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful.  For further details and a discussion of these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on April 28, 2004 at 10:30 a.m. (EST) during which Company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-981-4910. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Tracy Furey, 609-252-3208, or Bonnie Jacobs, 609-252-4089, Corporate Affairs, or John Elicker, 212-546-3775, or Sue Walser, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Synthelabo S.A.

ERBITUX® is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck  Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(Unaudited, in millions of dollars except prescription data)

The following table sets forth worldwide and U.S. reported net sales for the three months ended, March 31, 2004 compared to the three months ended March 31, 2003, respectively.  In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the Company’s U.S. primary care pharmaceutical prescription products.  The estimated prescription growth amounts are based on third-party data.  A significant portion of the Company’s domestic pharmaceutical sales is made to wholesalers.  Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales		%	U.S. Net Sales		%	% Change in U.S. Total
	2004	2003	Change	2004	2003	Change	Prescriptions vs. 2003

Three Months Ended March 31

Plavix	$697	$408	71%	$585	$335	75%	30%

Pravachol	671	613	9%	343	342	—	(1)%

Taxol	243	209	16%	14	17	(18)%	N/A

Paraplatin	228	209	9%	198	182	9%	N/A

Enfamil	208	165	26%	142	110	29%	N/A

Avapro/Avalide	197	175	13%	116	117	(1)%	17%

Sustiva	139	150	(7)%	76	105	(27)%	7%

Ostomy	127	111	14%	40	37	8%	N/A

Abilify (total revenue)	115	37	*	113	37	*	*

Glucovance	102	108	(6)%	100	107	(7)%	—

Cardiolite	92	75	23%	83	65	28%	N/A

Wound Therapeutics	87	68	28%	30	25	20%	N/A

Reyataz	75	—	—	66	—	—	—

Cefzil	72	113	(36)%	42	88	(52)%	(28)%

Videx/Videx EC	71	72	(1)%	29	35	(17)%	(1)%

Monopril	65	123	(47)%	—	65	(102)%	(69)%

Zerit	58	115	(50)%	16	67	(76)%	(30)%

Coumadin	37	88	(58)%	31	83	(63)%	(18)%

Glucophage XR	19	101	(81)%	19	100	(81)%	(70)%

*In Excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31,2004

(In millions of dollars except per share amounts)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Net Sales	$5,181	$4,728

Cost of products sold	1,899	1,709
Marketing, selling and administrative	1,234	1,100
Advertising and product promotion	316	315
Research and development	583	475
Gain on sale of businesses	(295)	—
Provision for restructuring and other items, net	12	12
Litigation income	—	(21)
Equity in net income of affiliates	(75)	(22)
Other (income)/expense, net (a)	38	(3)
	3,712	3,565
Earnings Before Minority Interest and Income Taxes	1,469	1,163
Provision for income taxes	398	316
Minority Interest, net of taxes	107	55

Net Earnings	$964	$792

Earnings per Common Share:
Basic	$.50	$.41
Diluted	$.49	$.41

Average Common Shares Outstanding — Basic	1,939	1,936
Average Common Shares Outstanding — Diluted	1,976	1,940

(a) Other (income)/expense, net
Interest expense	$69	$81
Interest income	(17)	(20)
Foreign exchange transaction losses/(gains)	17	(40)
Other, net	(31)	(24)
	$38	$(3)